Item 77M - DWS Core Equity Fund (a series of DWS Investment Trust)

At a meeting held on November 18, 2011, the Board of Trustees of DWS Blue Chip Fund ("Blue Chip Fund") and DWS Core Equity Fund (formerly DWS Growth & Income Fund) ("Core Equity Fund"), each a series of DWS Investment Trust, approved the merger of the Blue Chip Fund into Core Equity Fund.

Effective February 27, 2012, Blue Chip Fund merged into Core
Equity Fund.



 For internal use only
E:\Electronic Working Files\03 - NSAR\2011\6-30-11\DWS Variable
Series II\03-Exhibits\Exhibit 77M Strategic Value VIP Turner
Mid Cap Growth VIP and Mid Cap Growth VIP mergers.doc
 For internal use only

 For internal use only